PRESS RELEASE


FOR IMMEDIATE RELEASE:                               CONTACT:

Titanium Metals Corporation                          Bruce P. Inglis
1999 Broadway, Suite 4300                            Vice President - Finance
Denver, Colorado 80202                               and Corporate Controller
                                                     (303) 296-5600


                       TIMET ANNOUNCES EXCHANGE OFFER FOR
                OUTSTANDING 6?% CONVERTIBLE PREFERRED SECURITIES,
                   BENEFICIAL UNSECURED CONVERTIBLE SECURITIES

DENVER, COLORADO . . . July 30, 2004 . . . Titanium Metals Corporation ("TIMET" or the "Company") (NYSE: TIE) announced that today it commenced an offer to exchange 4,024,820 shares of its 6 3/4% Series A Convertible Preferred Stock for all of the outstanding 4,024,820 6 5/8% Convertible Preferred Securities, Beneficial Unsecured Convertible Securities ("BUCS"), of TIMET Capital Trust I, including the associated guarantee of the Company. The exchange offer will expire at 12:00 midnight, New York City time, on Thursday, August 26, 2004, unless extended. Tendered BUCS may be withdrawn at any time prior to the expiration date.

The terms and conditions of the exchange offer appear in TIMET's prospectus, dated July 30, 2004, and the related Letter of Transmittal. Copies of these and other related documents will be mailed to all holders of the BUCS. Completion of the exchange offer is conditioned upon certain terms and conditions described in the Prospectus. Subject to applicable law, TIMET may, in its sole discretion, waive any condition applicable to the exchange offer and may extend or otherwise amend the exchange offer.

Innisfree M&A Incorporated is the information agent for the exchange offer and American Stock Transfer and Trust Company is the exchange agent for the exchange offer. Copies of the Prospectus, Letter of Transmittal and related documents may be obtained at no charge from the information agent. Additional information concerning the terms of the exchange offer, including all questions relating to the mechanics of the exchange offer, may be obtained by contacting the information agent at (888) 750-5834.

TIMET, headquartered in Denver, Colorado, is a leading worldwide producer of titanium metal products. Information on TIMET is available on the Company's website at www.timet.com.

This press release is not an offer to purchase, nor a solicitation of an offer to sell securities with respect to any securities. The exchange offer may only be made pursuant to the Prospectus and the accompanying Letter of Transmittal.

INVESTORS  AND  SECURITY  HOLDERS ARE  STRONGLY  ADVISED TO READ THE  PROSPECTUS
REGARDING THE EXCHANGE OFFER REFERRED TO IN THIS PRESS RELEASE BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE PROSPECTUS HAS BEEN FILED BY TIMET WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE PROSPECTUS (WHEN AVAILABLE), THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS FILED BY TIMET AT THE SEC'S WEBSITE AT WWW.SEC.GOV.